CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	July 16, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND COMPLETES PURCHASE OF LIBERTY BANK BRANCH OFFICES IN DUBUQUE, IOWA

Dubuque, Iowa, July 16, 2012-Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced that it has closed on the purchase of three retail banking offices from Liberty Bank, FSB in its Dubuque, Iowa market. The purchase was completed through Heartland's flagship subsidiary, Dubuque Bank and Trust Company. The purchase price was not disclosed.

The transaction included deposits of approximately $54 million, loans of approximately $10 million and certain other assets. Prior to the transaction closing, Dubuque Bank and Trust Company had assets of $1.4 billion and deposits of $979 million.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.3 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 64 banking locations in 43 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota as well as mortgage loan production offices in California, Nevada, Texas, Wyoming and Idaho. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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